UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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☒	Soliciting Material under §240.14a-12

Warner Bros. Discovery, Inc.

(Name of Registrant as Specified In Its Charter)

Paramount Skydance Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Paramount Skydance Corporation

Pursuant to Rule 14a-12 under the

Securities and Exchange Act of 1934, as amended

Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: December 22, 2025

On December 22, 2025, Paramount Skydance Corporation posted the following information to www.StrongerHollywood.com.

Paramount’s Tender Offer

Paramount has launched an all-cash tender offer to acquire all outstanding shares of Warner Bros. Discovery (“WBD”) for $30.00 per share. We believe our offer provides superior value through a simple all-cash structure and a quicker, clearer path to completion than the transaction that WBD agreed to with Netflix. It is not too late to get the benefits of Paramount’s offer if you act now by tendering your shares. Below is additional information on why and how you should tender. Full details of the tender offer can be found here.

Tendering your shares lets your voice be heard. By tendering into Paramount’s offer, you are telling the Board of WBD that you prefer the superior transaction with Paramount over the Netflix deal. This will make clear to both WBD and Netflix that their transaction is not supported by WBD shareholders, and that WBD’s Board should not take further action to deny WBD shareholders the opportunity to maximize value.

The sooner you tender your shares the better. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on January 21, 2026. While the tender offer can be extended by Paramount, now is the time to send a signal to WBD’s Board that you want to maximize the value of your investment by tendering your shares.

Tendering your shares now does not hinder your flexibility. You may withdraw your tendered shares at any time before the expiration date. If Paramount, Netflix or another bidder was to increase their offer for WBD before the expiration date has occurred and Paramount has accepted tendered shares, you would be able to withdraw your tender and would not be precluded from participating in that transaction.

We have resources to assist you with tendering your shares. Your back office or broker can help facilitate the simple tender process. Okapi Partners LLC, our information agent, can provide additional assistance and answer any questions. Banks and Brokerage firms can call (212) 297-0720, and shareholders and all others can call toll-free (844) 343-2621. They can also be reached via email at info@okapipartners.com.

What is the Tender Offer process?

•	We believe the deal that Warner Bros. Discovery’s board agreed to with Netflix (Studio & Streaming assets; valued at ~$82.7 billion) is inferior to the deal we proposed. So, on Monday, December 8, we went directly to WBD shareholders and launched a tender offer to buy all outstanding shares at a premium ($30/share in all cash, valuing the company at around $108.4 billion).
•	The Schedule TO, which we filed with the U.S. Securities and Exchange Commission (SEC), is the official tender offer document that lays out all terms and conditions. The tender offer has an expiration date (currently January 21, 2026, but subject to extension), after which we (Paramount) may close the offer, extend it, or revise it.
•	WBD acknowledged receipt of our tender offer and is in the process of reviewing it with legal and financial advisors. The board will issue a recommendation to shareholders about whether to accept our offer. You can expect WBD to respond to our tender offer within 10 business days of our commencing the tender offer via a 14D-9 filing with the SEC.
•	The closing of the tender offer is conditioned upon, among other things, a majority of WBD shares tendering in our favor, receipt of regulatory approvals, termination of the Netflix merger agreement, and entry by WBD into a definitive merger agreement with us.
•	If Paramount acquires a majority of shares (often ~50%), it gains control of the company.

What is a Tender Offer?

•	A tender offer is a public proposal by an acquirer to buy a specified number of shares directly from the target company shareholders at a stated price, within a fixed time period.
•	A tender offer can be launched without the consent or prior knowledge of the target company. It can be a means of taking an offer directly to the company’s shareholders.
•	The tender offer has to remain open for a minimum of 20 business days.
•	The tender offer will have certain conditions that must be satisfied, including, for example, a minimum number of shares tendered and the receipt of regulatory approvals.
•	Material changes to the tender offer requires the tender offer to be extended to give shareholders time to consider the changes. This can include changes to the consideration being offered or other material conditions.
•	From the time of launch, the target company’s Board has 10 business days to make a recommendation to its shareholders. The Board’s recommendation is made by way of a Schedule 14D-9 SEC filing detailing the target company's (in this case, WBD’s) official response, recommendation with respect to the tender offer (accept, reject, no recommendation), and reasons for its stance to shareholders, including fairness opinions and director interests, to help investors make informed decisions during M&A activity. This statement, mandated under the Exchange Act, must be filed promptly (within 10 business days of the offer's commencement) and discloses key details about the offer, negotiations, and the board's position.
•	During the 20-business day offer period, the bidder and the target company will typically engage with the target’s shareholders about the tender offer.
•	The bidder may unilaterally extend the tender offer multiple times, with or without material amendments to its terms.

How do shareholders participate in the Tender Offer?

•	Shareholders who wish to accept the tender offer must tender their shares to the offer prior to the expiration date.
•	Under the terms of the tender offer, shareholders may withdraw tendered shares at any point while the offer remains open.
•	Upon expiration, the bidder will assess if the conditions of the tender offer are met, e.g. minimum level of tenders, approvals, etc.
•	If the conditions are met, the bidder would accept, pay for and acquire the shares.

•	If the conditions are not met, the bidder may extend the tender offer as is, amend the offer and extend it, or withdraw the offer.

What is the Warner Bros. Special Meeting?

•	The WBD transaction with Netflix requires holding a special meeting called for the purpose of seeking WBD shareholder approval for the transaction.
•	The special meeting is separate and distinct from a company’s annual meeting where it may consider matters like electing its board of directors.
•	The special meeting resolution will ask shareholders to vote in favor of a proposed transaction that the Board has negotiated with the counterparty.
•	Prior to the special meeting, the target company will prepare proxy materials that set out the terms and conditions of the transaction and the Board’s recommendation with respect to the Netflix transaction, and send these materials to shareholders prior to the special meeting.
•	Because Netflix is issuing stock as consideration in the deal, Netflix will need to file a Form S-4 registration statement registering the stock consideration. The Form S-4, which will contain a proxy statement soliciting WBD shareholders, will need to clear SEC review, and accordingly Netflix and WBD will need to respond to any comments the SEC has, before a special meeting of WBD shareholders can be held to approve the deal with Netflix.
•	WBD’s deal with Netflix will require the approval of a majority of WBD’s outstanding shares entitled to vote at the meeting.
•	Prior to the shareholder vote, the terms of the negotiated transaction could be revised in order to entice shareholders to vote in favor.

Can a Tender Offer and a transaction via Special Meeting be pending at the same time?

•	Yes. A bidder can make an unsolicited tender offer to company’ shareholders, while the target’s Board is pursuing a negotiated transaction with a different bidder. Alternatively, a Board may pursue a negotiated transaction with the second bidder after the receipt of an unsolicited tender offer, if they conclude that the proposal by the second bidder is or is reasonably likely to lead to a superior proposal to the initial transaction.

FREQUENTLY ASKED QUESTIONS

The below frequently asked questions provide a summary of relevant information for shareholders looking to understand more about Paramount’s tender offer. Full details of the tender offer can be found here.

Why should I tender my shares?

•	Paramount has launched an all-cash tender offer to acquire all outstanding shares of Warner Bros. Discovery (“WBD”) for $30.00 per share. We believe our offer provides superior value through a simple all-cash structure and a quicker, clearer path to completion than the transaction that WBD agreed to with Netflix. It is not too late to get the benefits of Paramount’s offer if you act now. By tendering your shares, you are registering your view with the WBD Board of Directors that Paramount’s offer is superior to the Netflix transaction.

How do I tender my shares?

•	If you are the record holder of your shares:

o	Mail the following to Equiniti Trust Company, LLC, which is acting as depositary in the offer, at one of the addresses specified in the Letter of Transmittal:

▪	the certificates representing your shares;

▪	a completed Letter of Transmittal; and

▪	any other documents required by the Letter of Transmittal.

o	The mailing must occur by 5:00 p.m., New York City time, on January 21, 2026 (unless further extended by Paramount).

•	If you hold your shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee (a “Broker”)):

o	Request that your Broker effect the transaction for you.

o	Each such Broker will detail the process in its communication to you about the offer.

•	Contact Okapi Partners LLC (“Okapi”), our information agent, at the number or email set forth below for assistance with tendering your shares or with any other specific questions about the offer.

•	For detailed instructions on procedures for tendering your shares, please see the section of the Offer to Purchase entitled “The Offer–Section 3–Procedure for Tendering Shares,” which can be accessed here. A form of the Letter of Transmittal is filed as an exhibit to the Schedule TO-T filed by Paramount with the SEC, which form can be accessed here.

When should I tender my shares?

•	The sooner you tender your shares the better. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on January 21, 2026, which date may be extended by Paramount.

Can I revoke my tender if I change my mind?

•	Yes. You may withdraw your previously tendered shares at any time before the expiration date. Generally, following the expiration, all tendered shares are irrevocable. However, if Paramount has not accepted the shares tendered for payment pursuant to the offer by February 9, 2026 (the first business day after the 60th day following commencement of the tender offer), you may also withdraw your previously tendered shares after such date (i.e., on or after February 10, 2026). For additional information on the limitations to and procedures for withdrawing your shares, please see the section of the Offer to Purchase entitled “The Offer–Section 4–Withdrawal Rights,” which can be accessed here.

Who should I call with questions about tendering my shares?

•	You may direct questions and requests for assistance to Okapi. Banks and brokerage firms can call (212) 297-0720, and shareholders and all others can call toll-free (844) 343-2621. They can also be reached via email at info@okapipartners.com.

What is the Lawrence J. Ellison Revocable Trust u/a/d 1/22/88 (the “Trust”)?

•	Larry Ellison’s Trust holds substantially all of Mr. Ellison’s assets, including 1.158 billion shares of Oracle Corporation (approximate value on 12/9/25 of $257 billion).

•	The Trust was formed in 1988 and, along with its many wholly owned subsidiaries, has engaged in many thousands of transactions since that time, with no intention to change the way it does business.

•	The Trust has participated in multiple large-scale transactions and has been vetted by public companies and most of the largest banks in the US.

o	By way of example, the Trust backstopped a multi-billion-dollar equity investment to fund Skydance’s acquisition of Paramount and funded a $1 billion investment in Twitter’s take-private (which was advised by Wachtell, Lipton, Rosen & Katz, WBD’s legal counsel).

o	The Trust has direct banking relationships with each of the four largest US banks and six of the top ten US banks (as measured by total assets).

o	Paramount has published records confirming that the Ellison family trust owns approximately 1.16 billion shares of Oracle common stock and that all material liabilities of the Ellison family trust are publicly disclosed.

•	Mr. Ellison has agreed not to revoke the Ellison family trust (which has been operating for nearly 40 years as a counterparty to numerous transactions) or adversely transfer its assets during the pendency of the transaction.

Did the Trust submit an equity backstop in support of Paramount’s bid for WBD?

•	Yes, the Trust submitted an equity backstop for $40.4 billion dollars.

•	The paperwork submitted in the bid for WBD represents a completely customary and enforceable equity financing commitment and is identical in all material respects to the equity financing terms in the Paramount/Skydance transaction and other large leveraged buyouts (e.g., Twitter).

•	Larry Ellison has also agreed to provide an irrevocable personal guarantee of $40.4 billion of the equity financing for the offer and any damages claims against Paramount.

•	Mr. Ellison has agreed not to revoke the Ellison family trust (which has been operating for nearly 40 years as a counterparty to numerous transactions) or adversely transfer its assets during the pendency of the transaction.

•	Paramount has published records confirming that the Ellison family trust owns approximately 1.16 billion shares of Oracle common stock and that all material liabilities of the Ellison family trust are publicly disclosed.

Is Larry Ellison guaranteeing the equity financing for Paramount’s offer for WBD?

•	Yes, Larry Ellison has agreed to provide an irrevocable personal guarantee of $40.4 billion of the equity financing for the offer and any damages claims against Paramount.

•	Mr. Ellison has agreed not to revoke the Ellison family trust (which has been operating for nearly 40 years as a counterparty to numerous transactions) or adversely transfer its assets during the pendency of the transaction.

•	Paramount has published records confirming that the Ellison family trust owns approximately 1.16 billion shares of Oracle common stock and that all material liabilities of the Ellison family trust are publicly disclosed.

Should Global Networks trade in line with Versant (Comcast’s pending spinoff)?

•	Versant is not yet a public company. Regular way trading will begin on January 5, 2026. At the moment, equity research analysts estimate that it will trade at ~4-5x NTM EBITDA.

•	We believe Global Networks is worth ~$1 / share, which is based on a 4.5x EV / next twelve months EBITDA for the business as of Q3’26 (when WBD expects to close its separation).

•	While we believe Versant is a good comp for Global Networks, Global Networks should trade at a material discount to Versant given:

o	Versant will be significantly less leveraged (~1.25x net leverage for Versant vs. >3x for Global Networks)

o	Versant’s live news and sports portfolio, which we believe is the highest value category in Pay TV, far outpaces Global Networks:

▪	Live news and sports account for ~62% of Versant’s audience vs ~20% for WBD.

▪	Compared to Global Networks’ CNN and Turner networks (which essentially lost all sports rights following the loss of NBA rights), Versant owns a robust portfolio of some of the most valuable live news and sports channels including CNBC, MS Now (formerly MSNBC), the Golf Channel and USA. Its live sports rights are contracted until ~2028-2036 and include the English Premier League, the Olympics, the WNBA, WWE, the PGA Tour and NASCAR, among others.

o	A large portion of Versant’s business is in digital, higher growth assets (e.g., GolfNow, Rotten Tomatoes and Fandango), whereas Global Networks’ only major digital asset is Bleacher Report.

o	Versant is much less weighted toward lower value lifestyle and reality content that Global Networks specializes in (e.g., HGTV, Food Network, TLC, Discovery Channels).

What is included in the $6 billion+ run-rate cost synergy target?

•	We are very focused on maintaining the creative engines of the combined company.

•	Our synergies estimate is driven by duplicative operations across all aspects of the business – specifically, back office, finance, corporate, legal, technology, infrastructure and real estate.

•	Our content savings estimate reflects only a <10% reduction of combined spend, none of which is derived from film/TV studios. As we have mentioned several times, we do not plan to reduce theatrical output – we intend to grow our slate to over 30 films each year. Instead, we expect to make smarter decisions about licensing across linear networks and streaming.

•	On a combined basis, we still expect to lead the industry in content spending (~$35 billion annually vs. Netflix’s publicly announced expectation of ~$18 billion for 2025).

•	It is important to note that context matters. Because it is only buying part of WBD, Netflix’s $2-3 billion announced synergy target in its transaction does not include any savings from Global Networks – WBD’s largest segment by SG&A in 2024 ($2.8 billion, vs. $2.4 billion in Studios and $2.2 billion in Streaming). The suggestion that Paramount’s plan relies on deeper job cuts than Netflix’s is not supported by any facts.

Why do you believe you have a faster and cleaner path to regulatory approval?

•	Paramount’s offer not only delivers greater value and certainty, but also a much shorter and more certain path to completion. To underscore our confidence, we have already filed for Hart-Scott-Rodino approval in the United States and announced the case to the European Commission and the UK CMA, opening the path to pre-notification discussions.

•	In contrast, we believe Netflix faces a long road through multiple protracted regulatory reviews across the globe, as its anticompetitive proposed transaction would entrench its dominance with an over 40% combined share of global Subscription Video on Demand subscribers, amongst other issues.

Netflix has noted they only have 7-8% of total TV viewing time as compared to YouTube’s 13% of U.S.-total viewing time. Warner Bros. Discovery has reported approximately 5%. Does this address any concerns about combining the two companies?

•	No. Total TV viewing time is not a relevant metric from an antitrust perspective. Viewing time is relevant in an ad-driven market. But Netflix generates less than 10% of its revenue from ads. Its real business is video streaming subscriptions. That is what defines its market and where antitrust regulators will focus.

•	Within the subscription market, consumers choose between Netflix, Amazon+, Disney+, Paramount+, Apple TV, and HBO Max, among others. Those are substitutable services all offering premium, long-form TV and films. The competition between these services keeps Netflix from raising its prices too high and keeps Netflix paying fair prices to creators and talent for new TV and film projects.

•	YouTube's short-form, user-generated videos are undoubtedly popular, as are TikTok, Instagram, X, Snapchat, Twitch and video games. But those are not substitutable services for Netflix. They don’t impose price discipline on Netflix, they don’t compete to buy TV shows and films against Netflix, and this means that they aren’t relevant to an antitrust review of a Netflix acquisition of WBD.

•	A combined Netflix-WBD would so dominate subscription streaming that it would gain the market power to raise prices with little or no fear of losing subscribers, while underpaying creators and talent with little or no fear of those projects going to competitor services. That’s exactly the kind of harm antitrust law guards against, which is why we expect regulators in the US and elsewhere will block the proposed deal were it to move forward.

Why do you believe WBD’s Global Networks “stub” should be valued at $1?

•	The Global Networks business being spun out is entirely cable with no broadcast network and no significant sports rights following the loss of its NBA package to Disney, NBC and Amazon. It is an asset on its own that, without our sports, our anchor broadcast network in CBS, and synergies, will decline at a double-digit rate per year. After accounting for the debt WBD will put on that business, the real value Warner Bros. Discovery shareholders are likely to get is ~$1 per share. By offering to buy all of WBD we are maximizing value for WBD shareholders and providing them immediate and certain value.

•	We arrive at $1 per share based on 4.5x Global Networks Wall Street consensus next-twelve months EBITDA as of 9/30/2026E, and assuming a 50% allocation of corporate costs and intercompany eliminations, with an estimated ~$15 billion in net debt. We base the 4.5x valuation multiple on analyst estimates who perform a “sum of the parts” analysis on WBD. It is also within the range of Wall Street's expected multiple for Versant.

•	It should be noted that Versant is not yet a public company – regular way trading will begin on January 5, 2026. And while we believe it is a good comp for Global Networks, Global Networks should trade at a material discount to Versant given:

o	Versant will be significantly less leveraged (~1.25x net leverage for Versant vs. >3x for Global Networks);

o	Versant’s live news and sports portfolio, which we believe is the highest value category in Pay TV, far outpaces Global Networks, with live news and sports accounting for ~62% of Versant’s audience vs. ~20% for WBD;

o	a large portion of Versant’s business is in digital, higher growth assets (e.g., Rotten Tomatoes, GolfNow, and Fandango), whereas Global Networks’ only major digital asset is Bleacher Report;

o	Versant is much less weighted toward lower value lifestyle and reality content that Global Networks specializes in (e.g., HGTV, Food Network, TLC, Discovery Channel).

You’re reportedly targeting up to $6B in cost savings if you acquire WBD. How much of that do you attribute to job reductions?

•	First of all, our priority is to build a vibrant, healthy business and industry – one that supports Hollywood and creatives, benefits consumers, encourages competition, and strengthens the overall job market. While some redundancies may occur, they are not the driving force behind our efficiency efforts.

•	If you look at the Paramount/Skydance merger, the vast majority of synergies have been achieved through operational efficiencies, not layoffs – by eliminating backend functions, consolidating systems, optimizing real estate holdings, and improving front-end workflows. We anticipate this will be the same if we combine with Warner Bros. Discovery.

•	Our content savings estimate reflects only a <10% reduction of combined spend, none of which is derived from film/TV studios. As we have mentioned several times, we do not plan to reduce theatrical output – we intend to grow our combined (Paramount/WBD) slate to over 30 films each year. Instead, we expect to make smarter decisions about licensing across linear networks and streaming. On a combined basis, we still expect to lead the industry in content spending (~$35 billion annually vs. Netflix’s publicly announced expectation of ~$18 billion for 2025).

•	Further, it is important to note that context matters. Because it is only buying part of WBD, Netflix’s $2-3 billion announced synergy target in its transaction does not include any savings from Global Networks – WBD’s largest segment by SG&A in 2024 ($2.8 billion, vs. $2.4 billion in Studios and $2.2 billion in Streaming). The suggestion that Paramount’s plan relies on deeper job cuts than Netflix’s is not supported by any facts.

Why does your financing need an equity backstop?

•	Paramount’s offer is not subject to any financing condition and will be financed by $41 billion of new committed equity backstopped by the Ellison Family Trust and RedBird Capital Partners, as well as $54 billion of debt commitments from Bank of America, Citibank, and Apollo.

•	The equity backstop – an underwriting structure ubiquitous in finance – guarantees the financing is available at closing because it is backed by more than $250 billion of assets in Larry Ellison’s trust.

•	Larry Ellison has also agreed to provide an irrevocable personal guarantee of $40.4 billion of the equity financing for the offer and any damages claims against Paramount.

•	The Ellison family trust, which contains over $250 billion of assets (more than 6x the equity funding commitment) including approximately 1.16 billion Oracle shares and tens of billions of dollars in other assets. This information is publicly available; and, notably, the trust has been a counterparty in other completed public company transactions including for Twitter, which involved one of WBD’s advisors. In fact, the equity commitment papers submitted to WBD were identical in all material respects to commitments that the advisors to WBD had agreed to in other large transactions such as Twitter and Electronic Arts.

Cautionary Note Regarding Forward-Looking Statements

This communication contains both historical and forward-looking statements, including statements related to Paramount Skydance Corporation’s (“Paramount”) future financial results and performance, potential achievements, anticipated reporting segments and industry changes and developments. All statements that are not statements of historical fact are, or may be deemed to be, “forward-looking statements”. Similarly, statements that describe Paramount’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect Paramount’s current expectations concerning future results and events; generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause Paramount’s actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others:  the outcome of the tender offer by Paramount and Prince Sub Inc. (the “Tender Offer”) to purchase for cash all of the outstanding Series A common stock of Warner Bros. Discovery, Inc. (“WBD”) or any discussions between Paramount and WBD with respect to a possible transaction (including, without limitation, by means of the Tender Offer, the “Potential Transaction”), including the possibility that the Tender Offer will not be successful, that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the Potential Transaction or the previously announced transaction between Warner Bros. and Netflix Inc. (“Netflix”) pursuant to the Agreement and Plan of Merger, dated December 4, 2025, among Netflix, Nightingale Sub, Inc., WBD and New Topco 25, Inc. (the “Proposed Netflix Transaction”), including the receipt of any required stockholder and regulatory approvals for either transaction, the proposed financing for the Potential Transaction, the indebtedness Paramount expects to incur in connection with the Potential Transaction and the total indebtedness of the combined companies, the possibility that Paramount may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate the operations of WBD with those of Paramount, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the Potential Transaction; risks related to Paramount’s streaming business; the adverse impact on Paramount’s advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries, including cost increases; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to Paramount’s decisions to make investments in new businesses, products, services and technologies, and the evolution of Paramount’s business strategy; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of Paramount’s content; damage to Paramount’s reputation or brands; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and content; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; content infringement; domestic and global political, economic and regulatory factors affecting Paramount’s businesses generally, including tariffs and other changes in trade policies; the inability to hire or retain key employees or secure creative talent; disruptions to Paramount’s operations as a result of labor disputes; the risks and costs associated with the integration of, and Paramount’s ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; volatility in the prices of Paramount’s Class B Common Stock; potential conflicts of interest arising from Paramount’s ownership structure with a controlling stockholder; and other factors described in Paramount’s news releases and filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Paramount’s most recent Annual Report on Form 10-K and Paramount’s reports on Form 10-Q and Form 8-K. There may be additional risks, uncertainties and factors that Paramount does not currently view as material or that are not necessarily known. The forward-looking statements included in this communication are made only as of the date of this report, and Paramount does not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Additional Information

This communication does not constitute an offer to buy or a solicitation of an offer to sell securities. This communication relates to a proposal that Paramount has made for an acquisition of WBD and the Tender Offer that Paramount, through Prince Sub Inc., its wholly owned subsidiary, has made to WBD stockholders. The Tender Offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, the letter of transmittal and other related offer documents), filed with the SEC on December 8, 2025. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the offer. Subject to future developments, Paramount (and, if a negotiated transaction is agreed, WBD) may file additional documents with the SEC. This communication is not a substitute for any proxy statement, tender offer statement, or other document Paramount and/or WBD may file with the SEC in connection with the proposed transaction.

Investors and security holders of WBD are urged to read the tender offer statement(s) (including the offer to purchase, the letter of transmittal and other related offer documents), and any other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of WBD. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Paramount through the website maintained by the SEC at http://www.sec.gov.

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Paramount and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies against the Proposed Netflix Transaction. You can find information about Paramount’s executive officers and directors in Paramount’s Current Reports on Form 8-K filed with the SEC on August 7, 2025, and September 16, 2025, and Paramount’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2025. Additional information regarding the interests of such potential participants will be included in one or more proxy statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website at http://www.sec.gov.